Investor Presentation September 2008

Cautionary Statements
Cautionary Statements
Cautionary Note Regarding Forward Looking Statements
Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are
“forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and
involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and
10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.
Hecla has filed a shelf registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents Hecla has filed with the SEC for more complete information about Hecla and the offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively,
Hecla, any underwriter or any dealer participating in the offering will arrange to send you a copy of the preliminary prospectus supplement and prospectus in the registration statement if you request it by calling
Merrill Lynch, Pierce, Fenner & Smith Incorporated at 212-449-1000 or Scotia Capital (USA) Inc. at 212-225-
6853.
Reconciliation of Enterprise Value (EV) and cash cost per ounce can be found in the Appendix.
Issuer Free Writing Prospectus, dated September 3, 2008
Filed pursuant to Rule 433
Registration Statement No.: 333-145919

Offering Summary
Offering Summary
Issuer Hecla Mining Company
Offer Size
30 million shares
Over-Allotment 15% greenshoe
Offer Type
Fully registered offer in the U.S.
Private placement in Canada and Europe
Exchange / Ticker
NYSE / HL
Use of Proceeds
Repayment of bridge facility
General corporate purposes
Joint Bookrunners
Merrill Lynch and Scotia Capital
Key Milestones
Roadshow – September 2 to September 8
Anticipated pricing – September 8

Why Hecla?
Why Hecla?
Attractive production profile – mining a great product
Consistently one of the lowest cost silver producers in North
America
Geo-politically stable locations
Largest silver producer in the U.S.
100% of silver reserves in the U.S.
Additional exploration opportunities in the U.S. and Mexico
Strength operationally, financially, organizationally
Established history with over 100 years of operational experience
Lucky Friday in operation since 1942
Greens Creek in operation since 1989
Accretive acquisition not yet fully appreciated by the market
Experienced management team

6%/annum increase in industrial/consumer
demand over last five years (54% of total
demand)
•
New/expanded sophisticated consumer
uses (cell phones, laptops)
•
Developing countries are urbanizing
Physical properties – versatile & difficult to
substitute
Jewelry/Silverware steady (26%)
Photography use becoming irrelevant (15%)
Also an investment vehicle – store of value like
gold
•
Supply shortage of physical metal
Why Silver?
Why Silver?
A High Growth Metal
A High Growth Metal

On April 16, 2008, Hecla completed the acquisition of 70.3% of the
Greens Creek joint venture, increasing our ownership interest to
100%
Funded with $700 million in cash and approximately $50 million in common stock
Gives Hecla control of 100% of the fifth largest silver mine in the world
Nearly doubles Hecla’s annual silver production to approximately 11 million ounces
Significantly increases cash flow from operations
Maintains Hecla’s already-low average cash costs per ounce of silver relative to peers
On July 8, 2008, Hecla completed the sale of its Venezuelan
properties to Rusoro Mining for $25 million
Consideration consisted of $20 million in cash and approximately 4.3 million shares of Rusoro Mining common stock
Transforming
Transforming
Transactions
Transactions

Silver
Silver
Production Growth
Production Growth
Note: 2008 production estimates include 3.5 months of 29.7% of Greens Creek and 8.5 months of 100.0% of Greens Creek
11 million
ounces
5.6 million
ounces

Greens Creek is the largest silver mine owned
by any N. American-listed silver company
(2007 Production)
Largest Silver Producer
Largest Silver Producer
* SLW purchases silver metal under contract from mine owners    Source: Public filings

($6)
($4)
($2)
$0
$2
$4
$6
$8
$10
($6)
($4)
($2)
$0
$2
$4
$6
$8
$10
Low Cost Producer
Low Cost Producer
2007 Cash Costs
2007 Cash Costs
8
Source: GFMS World Silver Survey
Greens Creek is the lowest cost mine owned by any
North American listed silver company

9 Low Costs = High Margins Low Costs = High Margins

10 194% increase * Pro forma 100% Greens Creek Silver Reserve Growth Silver Reserve Growth

Coeur
Silver Wheaton
Silver Standard Apex Silver
Locations of Peer Group
Locations of Peer Group
Silver Reserves
Silver Reserves
Australia
22%
Bolivia
71%
Chile
3%
Argentina
4%
Argentina
100%
Pan American Silver
Bolivia
13%
Argentina
17%
Peru
44%
Mexico
26%
Sweden
10%
Greece
3%
Peru
4%
Mexico
83%
USA
100%
Source: Public filings

Relative Valuation -
Relative Valuation -
Cash Flow
Cash Flow
Note: Enterprise values as of August 19, 2008 except for Hecla 30% Greens Creek, which is as of February 11, 2008
1
Enterprise Value = Market Capitalization + Debt + Preferred Stock + Minority Interests – Cash and Equivalents
Hecla generates significantly higher
cash flow at a much lower EV
1

Diversified Portfolio in
Diversified Portfolio in
Stable Geographies
Stable Geographies
*San Sebastian, Mexico
*San Juan Silver, Colorado
Greens Creek, Alaska
Lucky Friday Unit, Idaho
Coeur d’Alene, Idaho
Vancouver, BC
Silver Properties
Corporate Offices
Exploration Projects
*

Hecla’s ownership interest: 100%
Underground silver-zinc-gold-lead
mine
World’s fifth largest silver mine
1
Low cash cost producer due to
significant byproduct credits
In operation since 1989 with good
history of reserve replacement
Hecla’s attributable 2008 production
estimate
2
:
6 million oz. of silver
50,000 oz. of gold
45,000 tons of zinc
16,000 tons of lead
Greens Creek Mine
Greens Creek Mine
1
Source: The Silver Institute
2
Includes 29.7% of Greens Creek for 3.5 months and 100.0% of Greens Creek for 8.5 months.
Admiralty Island,
Alaska

Greens Creek Greens Creek Property Boundary Property Boundary Projected Mine Contact Projected Mine Contact 1 mile 1 mile Greens Creek Greens Creek Long-Term Potential Long-Term Potential 15

Mullan, Idaho
Lucky Friday Mine
Lucky Friday Mine
Hecla’s ownership interest:
100%
Underground silver-lead-zinc
mine
Low cash cost producer due to
byproduct credits
In operation since 1942 with
good history of reserve
replacement
Excellent exploration potential
2008 production estimate:
•
3 million oz. of silver
•
18,000 tons of lead
•
5,500 tons of zinc

17 Lucky Friday: Lucky Friday: Excellent Excellent Exploration Potential Exploration Potential Mined Out Area Identified Reserve and Other Exploration Opportunities Potential Discovery Areas

A World Class District
A World Class District
The Silver Valley, North Idaho
1.2 billion oz of historical
silver production
300 million oz silver from
Hecla’s land position
Very significant vertical
continuity in the district
Large 25-square-mile claims
area
Under-explored with modern
exploration techniques
Hecla Land Position

Mexican Silver Belt
Mexican Silver Belt
Santa Eulalia
Batopilas
Parral
San Dimas
Fresnillo
Zacatecas
Real de Angeles
Pachuca
Guanajuato
Taxco
Real de Catorce
Concepcion del Oro
MEXICAN SILVER BELT
10.2 Billion Ounces of
Historical Silver Production
SAN SEBASTIAN
Penasquito

San Sebastian San Sebastian Exploration Targets Exploration Targets 20

San Juan Silver JV
San Juan Silver JV
Hecla’s earn-in interest:
70%
1
Excellent exploration
potential
District has historically used
narrow-vein mining
84 million ounces of historic
silver production
100 million+ oz potential –
mostly on patented ground
Land package consolidated
1
In February 2008, Hecla acquired the right to earn into a 70% joint venture interest in a roughly
25-square-mile consolidated land package in one of Colorado’s most prolific silver-producing districts.

Equity
OH
Amethyst
Bulldog
Alpha Corsair
1 mile
Homestake
San Juan patented
San Juan unpatented
25 sq. miles
30 miles of
prospective
veins
An immediate
drilling program
$23 million of
work and stock
for 70% of JV
San Juan Silver -
San Juan Silver -
Major Veins
Major Veins

Silver Valley 3D compilation
25-square-mile target area
Lucky Friday ‘Gap’ area and
deep underground drilling
5250 Zone
West Gallagher Zone
Surface drilling for new
deposit
Idaho
Alaska
511-square-mile target
area -- multiple targets
Hugh Zone evaluation
Rio Grande
Mexico
San Juan Silver Mining J.V.
Colorado
Project Pipeline
Project Pipeline

Why Hecla?
Why Hecla?
Attractive production profile – mining a great product
Consistently one of the lowest cost silver producers in North
America
Geo-politically stable locations
Largest silver producer in the U.S.
100% of silver reserves in the U.S.
Additional exploration opportunities in the U.S. and Mexico
Strength operationally, financially, organizationally
Established history with over 100 years of operational experience
Lucky Friday in operation since 1942
Greens Creek in operation since 1989
Accretive acquisition not yet fully appreciated by the market
Experienced management team

25 APPENDIX

Silver –
Silver –
A High Growth Metal
A High Growth Metal
•
Global aluminum consumption and industrial demand of silver have followed a similar trend in the past. Both have high end consumer uses.
•
Silver’s long-term industrial demand growth could be expected to parallel aluminum’s future estimated growth rate of 6 – 7%.
Sources: Brook Hunt , Silver Institute, Hecla analysis

27 Industrial Demand Grows Industrial Demand Grows as GDP Grows as GDP Grows Source: GFMS, China GDP – World Bank Industrial uses of silver in China have increased with the growth of GDP per capita

Silver –
Silver –
The Rest of the Story
The Rest of the Story
Investment
Silver is an investment vehicle
Silver’s investment demand is driven by same factors as
gold’s (i.e. weak US dollar, negative real interest rates in US, ongoing credit market crisis, inflation fears)
Jewelry and Silverware
Steady demand (30%)
Photographic
Becoming irrelevant and is not a substantial part of the total fabrication demand (15%)
Overall, silver’s total fabrication demand is poised for
growth

Silver: Not Easily
Silver: Not Easily
Substitutable
Substitutable
Silver has unique properties that make it
versatile and difficult to substitute
Natural bactericide/biocide – water purification,
wound dressings
Photosensitive – photography, x-rays
Highly reflective – mirrors, glass coatings
Chemically useful – catalyst for plastics and
petrochemical industry; used in batteries
Strength and fluidity – used in solders, brazing
alloys

30 Silver Industrial Demand Silver Industrial Demand is Price Inelastic is Price Inelastic

Strong Silver Industry
Strong Silver Industry
Fundamentals
Fundamentals
Positive trends in end markets
Growth of the middle class in China and India
Growing use of mobile phones/other consumer
products
Computerization in the third world
Continued demand for industrial applications
Demand is relatively inelastic to the price of silver
(low proportion of cost)
Scarcity of supply
Inventories leveling off over the past year
Silver demand from ETFs expected to result in a
continued tightening of the silver market

Silver Supply & Demand
Silver Supply & Demand
0
100
200
300
400
500
600
700
800
900
1,000
1,100
1998 1999 2000 2001 2002 2003 2004 2005 2006 2007
Mined Silver production Industrial Applications Photography
Jewelry Silverware Coins & Medals
Source: World Silver Survey 2008

Silver and Gold Prices Silver and Gold Prices (2003 – (2003 – 2008 YTD) 2008 YTD)

Grade Contained Metal
Ore Silver Gold Lead Zinc Silver Gold Lead Zinc
(tons) (oz/ton) (oz/ton) (%) (%) (000 oz.) (000 oz.) (MM lbs.) (MM lbs.)
Proven reserves
Lucky Friday 760,700 12.3 — 7.2 2.5 9,325 — 109 38
9,325 — 109 38
Probable reserves
Lucky Friday 680,000 11.9 — 7.5 2.5 8,065 — 102 33
Greens Creek 8,454,000 13.7 0.110 3.8 10.2 116,025 908 642 1,722
Total 124,090 908 744 1,755
Total Reserves 133,415 908 853 1,793
Source: Hecla's Q1 2008 Earnings Release
Proforma with 100% Greens Creek, Jan. 1, 2008
Reserves
Reserves

Exploration and
Exploration and
Capital Expenditures
Capital Expenditures
(US$ in millions)
Source: Hecla Mining
$47 mil
Lucky Friday
Silver Valley      $5.5
Mexico $5
San Juan Silver  $5
Greens Creek    $4
Lucky Friday      $3
Other $2.5
$47 mil
$42.2 mil
$75 mil

Maintain low cash cost position among precious
metal producers
Exploit and develop existing asset base
Grow through new and existing exploration
opportunities
Build on the Greens Creek transaction through
new acquisitions
Key Strategies
Key Strategies

Snapshot
Snapshot
Market cap: US$899 million
1
Basic shares outstanding: 126.3 million
Fully diluted shares: 126.4 million
Listings: NYSE: “HL”
2008 share liquidity: 3.5 million/day
Cash: US$45.8 million
2
1
Based on share price at August 19, 2008 and diluted shares outstanding calculated using the treasury stock method
2
Cash and cash equivalents as of June 30, 2008 less cash used to acquire the Greens Creek joint venture plus cash from sale of
Venezuelan gold assets

Experienced Management
Experienced Management
Phillips S. Baker, Jr.
President and
Chief Executive Officer
(21 years in mining)
James A. Sabala
Senior Vice President and
Chief Financial Officer
(27 years in mining)
Ronald W. Clayton
Senior Vice President –
Operations
(28 years in mining)
Dr. Dean W. McDonald
Vice President – Exploration
(28 years in mining)
Don Poirier
Vice President –
Corporate Development
(25 years in mining)
Michael H. Callahan
Vice President
(18 years in mining)
Vicki Veltkamp
Vice President – Investor
and Public Relations
(20 years in mining)
Philip C. Wolf
Senior Vice President –
General Counsel
(36 years in mining)

Enterprise Value
Enterprise Value
Reconciliation
Reconciliation
Market Capitalization
1
Plus: Total Debt
Plus: Preferred Stock
2
Less: Cash and Cash Equivalents
3
Enterprise Value
$898.9
360.0
156.7
(45.8)
$1,369.8
1
Based on share price at August 19, 2008 and diluted shares outstanding calculated using the treasury stock method
2
Based on market value of preferred stock outstanding as of August 19, 2008
3
Cash and cash equivalents (including short-term investments) as of June 30, 2008 less cash used to acquire the Greens Creek joint venture plus cash from sale of Venezuelan gold assets
Note: US$ in millions

Cash Cost per Ounce
Cash Cost per Ounce
Reconciliation
Reconciliation
1
Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.
Three Months Ended June 30, Six Months Ended June 30,
2008 2007 2008 2007
Total cash costs
1
$8,269 ($2,950) $6,484 ($4,699)
Divided by ounces produced 2,409 1,493 3,664 3,050
Total cash cost per ounce produced
$3.43 ($1.98) $1.77 ($1.54)
Reconciliation to GAAP:
Total cash costs $8,269 ($2,950) $6,484 ($4,699)
Depreciation, depletion and amortization 9,855 3,078 12,768 6,145
Treatment and freight costs
(23,922) (7,647) (34,776) (16,108)
By-product credits 49,147 26,694 78,729 51,526
Change in product inventory
18,452 1,241 16,523 589
Reclamation and other costs 569 50 617 95
Cost of sales and other direct
production costs and depreciation,
depletion and amortization
$62,370 $20,466 $80,345 $37,548